Exhibit 4


To:  Extra Clearing B.V.
     Rokin Plaza
     Papenbroekssteeg 2
     1012 NW Amsterdam

                        Security Agreement

SECURITY INTEREST

1. We, Octagon Investments Limited (Borrower), having our registered office at PO Box 112, La Tour Grand House, Lower Pollet, St. Peter Port, Guernsey, confirm that all notes, bonds, shares, and other debentures and securities whatsoever (and whether bearer or registered) held by you (or on your behalf) from time to time (Approved Securities), in connection with or arising from Permitted Trading (as defined in the Facility Letter), are to be held and retained by you (or on your behalf) for payment of the amounts referred to below. The Facility Letter is the letter agreement of even date pursuant to which you have agreed to make certain financial facilities available to us. The Trading Notice is the Trading Notice referred to in the Facility Letter and the Net Liquidated Balance means as defined in the Trading Notice.

2.   We, as beneficial owner, hereby:

(a)  charge as a first fixed charge the Approved Securities; and

(b)  pledge our interest in the Approved Securities; and

(c)  constitute a lien over the Approved Securities,

with and as security for, the payment to you of all amounts whatsoever which may become payable by us under the Facility Letter or any document, arrangement or agreement related thereto, or under this Security Agreement (all and any such amounts the Secured Amounts), to the intent that the security constituted hereby shall also comprise all other securities and all rights, moneys and property whatsoever which may at any time be derived from, accrue on or be offered in respect of, any of the Approved Securities for the time being, whether by way of redemption, exchange, conversion, rights, bonus, capital reorganisation or otherwise howsoever; and so that the income on all such

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securities, rights, moneys and property shall be deposited in the
Account (as defined in the Facility Letter) PROVIDED THAT you shall release such Approved Securities from the security constituted hereby which are (a) required to settle a transaction entered into as part of Permitted Trading and which has been entered into in accordance with the Trading Notice or any other agreement made between us in respect thereof from time to time;
or (b) not included in the calculation of the Net Liquidated Balance (valued in accordance with the Trading Notice) for the purpose of determining the Maximum Amount at such time and the release of which will not thereby breach any of our obligations under the Facility Letter.

SET-OFF

3. You may at any time and from time to time without prior notice or demand but only following the occurrence of an Event of Default under the Facility Letter set off, transfer or apply any amounts or other liabilities due from you to us (including without limitation cash deposits and credits contained in the Account) (relevant liabilities) (whether or not the relevant liabilities shall have become due) in discharge and satisfaction of the Secured Amounts and you may retain the relevant liabilities and thereafter apply the relevant liabilities or any part thereof in or towards satisfaction of the Secured Amounts as such time as you shall, in your discretion, determine PROVIDED THAT where the Secured Amounts (or any part thereof) are in a currency or currencies (the original currencies) different from that of the relevant liabilities, you may apply the relevant liabilities (or any part thereof) in purchasing the original currency at the rate of exchange on the date the relevant liabilities are applied towards the discharge of the Secured Amounts; and for the purposes of this course, rate of exchange means the rate at which you are able on the relevant date to purchase the original currency with the other currency.

WARRANTIES AND UNDERTAKINGS

4. We warrant that we are the absolute owners of all the Approved Securities free from all mortgages, pledges, charges, liens, encumbrances, rights of set-off, equities and claims whatsoever (each a security interest) other than as constituted by this Security Agreement, and that all the Approved Securities are fully paid-up; and we undertake that, during the continuance of this Security Agreement, we shall remain the absolute owners as aforesaid, and that we shall:

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(a)  in so far as any of the same are not deposited with, or transferred to you in accordance with the requirements of Permitted Trading, deposit with and/or transfer to you (as applicable) all of such securities, rights, moneys and other property as are referred to in paragraph 2 above (or the documents relating to them) as soon as they are received;

(b) pay to you, upon demand, the amount of all expenses which you may incur in, about or with a view to perfecting or enforcing this security or otherwise in connection herewith, together with interest on the amount of any payments made by you in respect of such expenses at the rate specified in paragraph 11.5 of the Facility Letter from the date of your payment until the date you are actually repaid by us and as well after as before judgment, and so that any amount payable by us hereunder may be debited to any account which we have with you;

(c) promptly pay all calls and other payments which may become due in respect of the Approved Securities and so that, in the event of our default, you may do so on our behalf and paragraph (b) above shall apply accordingly;

(d) in so far as any of the same are not otherwise sent or delivered to you, forward to you all notices, reports, accounts, circulars and other documents which are sent to the holders of the Approved Securities as soon as they are received;

(e) take such action as you may, in your absolute discretion, direct in the event that it becomes possible (whether under the terms of issue of the Approved Securities, a capital reorganisation or otherwise) to convert or exchange the Approved Securities or have them repaid or in the event that any take-over offer is made in respect of the Approved Securities or any proposal is made for varying or abrogating any rights attaching to them;

(f) forthwith exercise all voting and other rights and powers which may at any time be exercisable by the holders of the Approved Securities as you may, and only as you may, in your absolute discretion, direct, but so that, subject to subparagraph (c) above, this subparagraph shall apply only after the occurrence of an Event of Default under the Facility Letter;

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(g)  forthwith sign, seal deliver and complete all transfers, renunciations, proxies, mandates, assignments, deeds and documents and do all acts and things which you may, in your absolute discretion, specify for enabling or assisting you to perfect your title to the Approved Securities, to vest the Approved Securities in yourselves or your nominees, to exercise (or enable your nominees to exercise) any rights or powers attaching to the Approved Securities or (after the Secured Amount become due) to sell or dispose of the Approved Securities or otherwise to enforce any of your rights hereunder.

5.   We shall not:

(a) create, agree to create or permit to exist any security interest (however ranking in point of priority) of any nature whatsoever (including such as arises by operation of law or any enactment) in, over or affecting the Approved Securities; and

(b) be entitled to transfer, assign, convey, declare a trust over or otherwise dispose of any of the Approved Securities other than in accordance with Permitted Trading.

POWER OF ATTORNEY

6. For the purpose of securing your interest in the Approved Securities and the performance of our obligations to you under this Security Agreement and the Facility Letter, we irrevocably and by way of security appoint you our attorney (with full power to appoint substitutes and to sub-delegate), on our behalf and in our name or otherwise, at any time and from time to time, to sign, seal, deliver and complete all transfers, renunciations, proxies, mandates, assignments, deeds and documents and do all acts and things which you may, in your absolute discretion, consider to be necessary or expedient for enabling or assisting you to exercise any of your powers, rights or discretions hereunder or to do anything which we are obliged to do under this Security Agreement or the Facility Letter.

POWER OF SALE

7. If you declare any of the Secured Amounts to be immediately due and payable or if we should fail on demand to pay any sum due to you under this Security Agreement or otherwise fail to comply with any of our obligations under this Security Agreement, the Secured Amounts shall thereupon become due; and the provisions of the Law of Property Act 1925 relating to the power of sale conferred by that Act are hereby varied so that section 103 thereof shall not apply, and such provisions are hereby extended so as to authorise you, then or any time thereafter and without

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prior notice to us, to sell or otherwise dispose of all the title to and interest in the Approved Securities for such consideration (which may comprise or include shares or debentures), upon such terms and generally in such manner as you may, in your absolute discretion, think fit, and so that you shall not be liable for any loss or damage occasioned by such sale or disposal, unless caused by your own gross negligence or wilful default, and so also that you shall be entitled to apply the proceeds of sale or disposal in or towards the discharge of Secured Amounts in such manner as you may in your absolute discretion think fit, with any surplus being paid to ourselves or any other person who may be entitled to it.

8. Section 93 of the Law of Property Act 1925 (restriction on consolidation of mortgages) shall not apply in relation to the security constituted hereby; and this security is in addition to and shall not affect or be merged in, or in any way exclude or prejudice any other security interest, right of recourse, set-off, combination or other right or interest whatsoever which you may now have or at any time hereafter hold or have as regards ourselves or the Secured Amounts.

GENERAL PROVISIONS

9.   In this Security Agreement:

(a) references to yourselves or ourselves include references to any person for the time being deriving title under you or us;

(b)  references to this Security Agreement and the Facility
     Letter are references to the same as from time to time varied in any manner or respect whatsoever, and in particular by variations which increase or otherwise affect our liability thereunder;

(c) references to the Approved Securities include references to all and any of them.

10. The rights and powers conferred on you by this Security Agreement are cumulative, may be exercised as often as you consider appropriate and are in addition to your rights and powers under the general law. Your rights (whether arising hereto or under the general law) shall not be capable of being waived or varied otherwise than by express waiver or variation in writing. In particular, any failure to exercise or any delay in exercising any such rights shall not operate as a variation or waiver of that or any other such right; any defective or partial exercise of such right shall not preclude any other or further exercise of that or any other such right; and no act or course of

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conduct or negotiation on your part or on its behalf shall in any way preclude you from exercising any such right or constitute a suspension or variation of any such right.

11. In any proceedings relating to this Security Agreement or the Secured Amount a statement as to the amount of the Secured Amount or as to any amount due to you hereunder which is certified as being correct by an officer of you shall be prima facie evidence of the amount thereof or that such amount is in fact due.

12. If you receive notice of any subsequent security interest affecting the Approved Securities:

(a) you may open a new account or accounts with us and if you do not open a new account, you shall nevertheless be treated as if you had done so at the time when you received such notice; and

(b) all payments made by us to you after you receive such notice shall be credited or be treated as having been credited to the new account and in no circumstances whatsoever shall operate to reduce the amount due from us to you at the time when you received the notice.

GOVERNING LAW AND JURISDICTION

13.1 This Security Agreement is governed by, and shall be construed in accordance with, the laws of England.

13.2 For your benefit, we agree that the courts of England are to have non-exclusive jurisdiction to settle any disputes which may arise in connection with the legal relationships established by this Security Agreement (including, without limitation, claims for set-off or counterclaim) or otherwise arising in connection with this Security Agreement.

13.3 We shall at all times maintain an agent for service of process in England. Such agent shall be Octagon Analytics Limited of 28 Gilston Road, London SW10 9SS and any writ, judgement or other notice of legal process shall be sufficiently served on us if delivered to such agent at its address for the time being. We undertake not to revoke the authority of the above agent and if, for any reason, such agent no longer serves as our agent to receive service of process, we shall promptly appoint another such agent and advise you thereof.

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NOTICE

14.1 Any notice, communication or demand under or in connection with this Security Agreement shall be in writing and shall be delivered personally, or by post, or fax to the addresses or fax number as follows:

Borrower:           Maison Allaire
                    Smith Street
                    St. Peter Port
                    Guernsey

Reference:          BAE Saunders

Fax:                0481 729 331

Lender:             Rokin Plaza
                    Papenbroekssteeg 2
                    1012 NW Amsterdam

Reference:          Roelof Veenstra

Fax:                010 31 20 626 9776

or such other address or fax number as the recipient may have notified to the other party in writing.

14.2 Proof of posting or despatch of any notice or communication to us all shall be deemed to be proof of receipt:

(a)  in the case of a letter, on the third day after posting;

(b) in the case of a fax, two hours immediately following the time of despatch.

Dated  23 September 1993


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THE COMMON SEAL of OCTAGON       )
INVESTMENTS LIMITED was hereunto )
affixed in the presence of:      )

          Director _____________________________

                    GUERNSEY ADMINISTRATIVE SERVICES LTD


          Secretary_________________________SECRETARIES

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